                                                                    EXHIBIT 4.36

     THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

                               CRITICAL PATH, INC.

                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$645,000                                               San Francisco, California
                                                       March 9, 2004

          Critical Path, Inc., a California corporation (the "Company"), the principal office of which is located in San Francisco, California, for value received hereby promises to pay to the order of Zaxis Partners, L.P., or its registered assigns ("Holder"), the sum of six hundred forty-five thousand dollars ($645,000), or such lesser amount as shall then equal the outstanding principal amount hereof on the terms and conditions set forth hereinafter. The outstanding principal amount hereof and all accrued and unpaid interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) March 9, 2008, (ii) when declared due and payable by Holder upon the occurrence of an Event of Default (as defined below), (iii) consummation of a Qualified Asset Sale, (iv) a Change of Control, or (v) any sale of capital stock or Stock Equivalents by the Company, any cash capital contribution from any third person or any other debt or equity financing consummated by the Company after the date of issuance of this Note which, in the case of (v), individually or in the aggregate raises proceeds of at least forty million dollars ($40,000,000) in cash or cash equivalents (the earliest of the events set forth in items (i)-(v) immediately above, the "Maturity Date").

          The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

          1. Definitions. Except as otherwise defined herein, each capitalized term used herein shall have the meaning assigned to it in the Note Purchase Agreement, as in effect on the date hereof, and without regard to any subsequent termination of the Note Purchase Agreement. All other references to the Note Purchase Agreement in this Note refer to the Note Purchase Agreement as in effect on the date hereof, and without regard to any subsequent termination of the Note Purchase Agreement. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

               1.1 "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended.

               1.2 "Capitalized Lease Obligations" means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

               1.3 "Change of Control" shall mean (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any Person or "group" (as defined in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended) (other than General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAP-W, LLC, GAPCO GmbH & Co. KG, Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited and the Affiliates of the foregoing, provided that Affiliates shall be deemed not to include any portfolio companies of any of the foregoing) obtains a majority of the outstanding shares of capital stock entitled to vote in the election of directors, (iii) any proxy contest in which a majority of the Board of Directors of the Company (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Company's Board of Directors after such contest or (iv) any other transaction described in any stockholder rights agreement or "poison pill," if any, to which the Company is party, which may permit the holders of any rights or similar certificates to exercise the rights evidenced thereby.

               1.4 "Company" shall have the meaning set forth in the recitals hereto, and includes any corporation that shall succeed to or assume the obligations of the Company under this Note.

               1.5 "Common Conversion Date" shall have the meaning set forth in
Section 3.1(b) hereof.

               1.6 "Common Stock" means the common stock, par value $0.001 per share, of the Company.

               1.7 "Conversion Date" shall mean the Subsequent Closing Date.

               1.8 "Domestic Subsidiary" shall have the meaning set forth in
Section 5.10 hereof.

               1.9 "Event of Default" shall have the meaning set forth in
Section 6 hereof.

               1.10 "GA Notes" shall mean the Convertible Subordinated Promissory Notes, each dated November 26, 2003, issued by the Company to the GAP Entities pursuant to the Purchase and Exchange Agreement.

               1.11 "GAP Entities" shall mean General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmhH & Co. KG.

               1.12 "Guarantor" shall have the meaning set forth in the Security Agreement.

               1.13 "Holder" shall mean the registered holder of this Note from time to time, and in the plural, shall mean all registered holders of Notes from time to time issued by the Company pursuant to the Note Purchase Agreement.

               1.14 "Intercreditor Agreement" shall mean the Intercreditor Agreement, dated the date hereof, among the GAP Entities, the January Lenders, Guggenheim Portfolio Company XIII, Crosslink Crossover Fund IV, L.P., Sagamore Hill Hub Fund, Ltd., Criterion Capital Partners, Ltd., Criterion Capital Partners, Institutional, Criterion Capital Partners, L.P. and Capital Ventures International.

               1.15 "Interest Amount" shall have the meaning set forth in
Section 3.1 hereof.

               1.16 "Investment" means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory, supplies or other assets acquired in the ordinary course of business of the Company), capital stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of any Person, (ii) any deposit with, or advance, loan or other extension of credit to, or on behalf of, any Person (other than deposits made in connection with the purchase of equipment, inventory, services, leases, supplies or other assets in the ordinary course of business of the Company), and (iii) any other capital contribution to or investment in any Person, including, without limitation, any guaranty obligation incurred for the benefit of any Person. For the sake of clarity, Investments shall include any transfer of property or assets by the Company to any of its Subsidiaries or by any Subsidiary of the Company to any other Subsidiary.

               1.17 "January Lenders" shall mean Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P.

               1.18 "January Note Agreement" shall mean the Convertible Note Purchase Agreement, dated January 16, 2004, among the January Lenders and the Company.

               1.19 "January 2004 Notes" shall mean the Convertible Subordinated Promissory Notes, each dated January 16, 2003, issued by the Company to the January Lenders pursuant to the January Note Agreement.

               1.20 "Loan Documents" shall have the meaning set forth in the Security Agreement.

               1.21 "Note" shall mean this note, and in the plural, shall mean all notes issued to the Lenders pursuant to the terms of the Note Purchase Agreement, including this Note, and all amendments, modifications and extensions thereto.

               1.22 "Note Purchase Agreement" means that certain Convertible Note Purchase Agreement, dated March 9, 2004, among the Company, the Holder and the other parties thereto from time to time, and all amendments, modifications and extensions thereto.

               1.23 "Permitted Investments" means (i) Investments in cash or cash equivalents, (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments existing on the closing date, and listed on Schedule 3.27 to the Note Purchase Agreement, (iv) guaranty obligations permitted by Section 5.3 of this Agreement, (v) loans to employees, directors or officers of the Company in connection with the award of convertible bonds or capital stock under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (vi) other advances or loans to employees, directors, officers or agents of the Company in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;
(vii) loans, advances and investments in foreign Subsidiaries (that are not incorporated or otherwise organized under the laws of the United States of America or any state thereof) in an amount not to exceed $1,000,000 in the aggregate at any time outstanding; (viii) any acquisition for which the prior written consent of the Holders of a majority of the outstanding principal amount of all of the Notes issued by the Company pursuant to the Note Purchase Agreement has been obtained, (ix) other loans, advances and investments of a nature not contemplated by the foregoing sections in an amount not to exceed $500,000 in the aggregate at any time outstanding or (x) Investments by the Company in the Guarantor.

               1.24 "Permitted Liens" shall have the meaning set forth in
Section 5.4.

               1.25 "Person" means any individual, firm, corporation, partnership, trust, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

               1.26 "Price Per Share" shall have the meaning attributed to such term in the Series E Certificate of Determination, as filed with the Secretary of State of the State of California.

               1.27 "Purchase and Exchange Agreement" shall mean the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003, among the Company, the GAP Entities, GAP-W, LLC and the other parties thereto, as amended.

               1.28 "Qualified Asset Sale" means the sale, transfer or other disposition of any of the assets of the Company or any of its Subsidiaries, other than (a) sales of assets in the ordinary course of business, (b) sales of assets where the proceeds are used to repay Indebtedness owing to SVB, (c) the sale, transfer or other disposition of assets of the Company where the proceeds are applied to the purchase price or traded in for credit against the purchase price of other assets, provided that any such purchase is made, or credit issued, within 90 days of the sale, transfer or other disposition, and (d) one or more sales of the Company's assets (other than sales otherwise included in clauses (a), (b), and (c) immediately above) which collectively yield up to an aggregate of one million dollars ($1,000,000) in gross proceeds to the Company while this Note is outstanding.

               1.29 "Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any shares of any class of capital stock of the Company or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Company or any Subsidiary.

               1.30 "Security Agreement" means that certain Guaranty and Security Agreement, of even date herewith between the Company, Compass Holding Corp., the Lenders and the other parties thereto from time to time, and all amendments, modifications and extensions thereto.

               1.31 "Series E Conversion Price" shall have the meaning set forth in the Series E Certificate of Determination.

               1.32 "Series E Preferred Stock" means the Series E Preferred Stock, par value $0.001, of the Company.

               1.33 "Subordination Agreement" shall have the meaning set forth in Section 5.3.

               1.34 "Subsequent Closing Date" shall have the meaning set forth in Section 2.4(e) of the Note Purchase Agreement.

               1.35 "SVB" means Silicon Valley Bank, a California chartered bank, or any Affiliates thereof.

               1.36 "Ten Percent Holder" means, with respect to a class of equity securities of the Company, a Person (together with such Person's Affiliates) who, directly or indirectly, beneficially owns 9.9% or more of such class of equity securities of the Company, as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               1.37 "UCC" shall have the meaning set forth in Section 5.4.

          2. Interest. Simple interest shall accrue at the rate of ten percent (10%) per annum (or such lesser amount as shall equal the highest rate of interest allowable under applicable law) (the "Interest Rate"), on the outstanding principal of this Note from the date of this Note until the Maturity Date or the date this Note is otherwise repaid. The Company shall not be obligated to make any payments of interest which shall have accrued under this Note prior to the Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. In the event that the principal amount of this Note, any interest, or any amount payable hereunder is not paid in full when such amount becomes due and payable, or upon the occurrence of an Event of Default, interest shall accrue at the lesser of (a) the initial Interest Rate plus five percent (5%) per annum or (b) the highest rate of interest allowable under applicable law, on the balance of all amounts outstanding until such overdue amounts are paid or the Event of Default is cured, and such interest shall be payable on demand.

          3. Conversion.

               3.1 Conversion.

                    (a) On the Conversion Date, the principal amount of this Note plus the accrued and unpaid interest thereon (the "Interest Amount"), shall be automatically converted into the number of fully paid and nonassessable shares of Series E Preferred Stock equal to the quotient obtained by dividing
(a) the entire principal amount of this Note plus the Interest Amount by (b) the Price Per Share.

                    (b) In the event that the Conversion Date has not occurred on or prior to August 15, 2004 (the "Common Conversion Date"), then, following the Common Conversion Date, the principal amount of this Note plus the Interest Amount shall be convertible, at the option of Holder and from time to time, only into Common Stock at a conversion price per share equal to $2.18, as adjusted for any stock dividends, stock splits or similar consolidations or subdivisions, following the date hereof; provided, however, that Holder shall not be permitted to convert any portion of the principal of this Note or the Interest Amount into Common Stock pursuant to this Section 3.1(b) if, at the time of such conversion, the conversion would cause Holder to be a Ten Percent Holder.

               3.2 Notice of Conversion. Upon conversion of this Note as provided in Section 3.1, Holder shall surrender this Note to the Company and shall state the name or names in which the certificate or certificates for such shares of Series E Preferred Stock or Common Stock, as the case may be, are to be issued. The Person or Persons entitled to receive the shares of Series E Preferred Stock or Common Stock, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder or holders (a) of such shares of Series E Preferred Stock as of the Conversion Date and (b) of such shares of Common Stock as of the date of any conversion pursuant to Section 3.1(b).

               3.3 Delivery of Stock Certificates. Upon conversion of this Note as provided in Section 3.1, the Company at its expense will issue and deliver to

Holder of this Note a certificate or certificates (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company) for the number of full shares of Series E Preferred Stock or Common Stock, as the case may be, issuable upon such conversion.

               3.4 Mechanics and Effect of Conversion. No fractional shares of Series E Preferred Stock or Common Stock, as the case may be, shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Holder upon the conversion of this Note, the Company shall pay to Holder the amount of outstanding principal and interest that is not so converted. Upon conversion of all amounts due under this Note, the Company shall be released from all of its obligations under this Note.

          4. Adjustments. The number of shares of Series E Preferred Stock or Common Stock convertible hereunder are subject to adjustment from time to time as follows:

               4.1 Merger, Sale of Assets, Etc. Subject to Section 4.2, if at any time while this Note remains outstanding and unexpired there shall be (a) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (b) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or (c) a sale or transfer of the Company's stock, properties or assets as, or substantially as, an entirety to any other Person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Holder shall thereafter be entitled to receive by converting this Note the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon conversion of this Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Note had been converted immediately before such reorganization, merger, consolidation, sale or transfer (notwithstanding that the Stockholder Approval may not yet have been obtained), all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation. If the per share consideration payable to Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors based on the amount the Holder would have otherwise been entitled to receive had the transaction or transactions not occurred. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Note with respect to the rights and interests of Holder after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Note. The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the Holder to receive, the shares of stock and/or other securities, cash or other property provided for in this Section 4.1.

               4.2 Election of Holder upon Merger or Sale of Assets. Notwithstanding anything to the contrary contained herein, if an event shall occur as provided in Section 4.1 hereof that would otherwise result in the occurrence of the Maturity Date pursuant to clause (iii) or (iv) of the first paragraph of this Note, then the Holder may, in its sole discretion, by written notice to the Company elect to convert the principal amount of this Note plus the Interest Amount into the number of shares of stock or other securities or property described in Section 4.1, in lieu of receiving payment in full of all amounts outstanding under this Note. The number of shares of stock or other securities or property to be issued upon such conversion shall be determined in accordance with Section 4.1 hereof, taking into account the occurrence of such event.

               4.3 Reclassification, Etc. If the Company shall, at any time while this Note, or any portion thereof, remains outstanding and unexpired, by reclassification of securities or otherwise, change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities of any other class or classes, this Note shall thereafter represent the right to acquire such number and kind of securities as would have been issuable with respect to the securities that were subject to the conversion rights under this Note immediately prior to such reclassification or other change, and the Price Per Share shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4.

               4.4 Split, Subdivision or Combination of Shares. If the Company at any time while this Note, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the shares of Series E Preferred Stock or Common Stock into a different number of securities of the same class, the Price Per Share or conversion price, as the case may be, shall be proportionately adjusted.

               4.5 Series E Adjustments. The initial Series E Conversion Price of the shares of Series E Preferred Stock issued upon conversion of this Note pursuant to Section 3.1 shall equal the Series E Conversion Price in effect on the Conversion Date, subject to the adjustment of such Series E Conversion Price from time to time thereafter as provided in the Series E Certificate of Determination.

               4.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

               4.7 No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

          5. Covenants. The Company covenants and agrees that until the earlier of (i) the date on which all Obligations (as defined in the Security Agreement) have been paid in full or (ii) the date on which all amounts outstanding under the Notes have converted pursuant to Section 3.1(a) or Section 3.1(b):

               5.1 Financial Statements and Other Information. The Company shall deliver to the Holder of this Note the financial statements and other information required to be delivered under Section 8.1 of the Note Purchase Agreement.

               5.2 Financial Covenants. The Company shall at all times comply with the financial and other covenants set forth in Schedule 8.5 to the Note Purchase Agreement as if such covenants were set forth herein.

               5.3 Indebtedness. The Company shall not, and shall not permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness, provided, however, that the foregoing shall not restrict nor operate to prevent:

                    (a) Indebtedness in favor of the Holders under the Loan Documents;

                    (b) Indebtedness existing on the date hereof, as set forth on Schedule 3.22 to the Note Purchase Agreement;

                    (c) Indebtedness for accounts payable incurred in the ordinary course of business by the Company;

                    (d) Indebtedness incurred solely for the purpose of financing the acquisition of any equipment, machinery, software, improvements or any other similar property, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that the aggregate outstanding principal amount of all Indebtedness permitted pursuant to this clause (d) outstanding for more than sixty (60) days after the incurrence of such Indebtedness shall not at any time exceed $500,000;

                    (e) Indebtedness of the Company evidenced by Capitalized Lease Obligations, provided, that in no event shall the aggregate principal amount of Capitalized Lease Obligations permitted by this clause (e) exceed $500,000 at any time outstanding; and

                    (f) Any extension, renewal, refinancing, refunding, or replacement (each, a "refinancing") of Indebtedness permitted by clauses (b) and
(e) above, on such terms and conditions as are, on the whole, not materially more onerous to the Company than the terms and conditions of such original Indebtedness on the date of such refinancing (including that the principal amount of such refinancing Indebtedness does not exceed the principal amount of, plus the amount of accrued and unpaid interest on, the Indebtedness so refinanced (plus the amount of reasonable premium and fees and expenses incurred in connection therewith)), provided that, in the case of a refinancing of Indebtedness owed by the Company or any Subsidiary to SVB, this clause (f) shall only apply to the extent consistent with the Subordination Agreement, dated as of the date hereof, by and among SVB, the Holders and the Company (the "Subordination Agreement").

               5.4 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable), or assign any right to receive income or permit the filing of any financing statement under the Uniform Commercial Code, as from time to time in effect in the relevant jurisdiction (the "UCC"), or any other similar notice of Lien under any similar recording or notice statute; provided, that the provisions of this Section 5.4 shall not prevent the creation, incurrence, assumption or existence of the following:

                    (a) Liens arising in the ordinary course of business by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges (other then Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided, that such Liens do not have a material adverse effect on the ability of the Company to repay amounts due under the Notes;

                    (b) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

                    (c) Liens in respect of property or assets of the Company or its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Company's and its Subsidiaries' property or assets taken as a whole or result in a material adverse effect on the Condition of the Company or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

                    (d) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;

                    (e) any interest or title of a lessor under any operating lease;

                    (f) easements, rights-of-way, restrictions and other similar encumbrances against real property incurred in the ordinary course of business;

                    (g) the Liens existing on the date hereof identified on
Schedule 3.22 to the Note Purchase Agreement;

                    (h) Liens on cash deposited with account debtors to secure performance by the Company or any Subsidiary in the ordinary course of business subject to customary and reasonable terms;

                    (i) Liens upon assets of the Company or its Subsidiaries subject to Capitalized Lease Obligations, provided, that (A) such Liens only serve to secure the payment of Indebtedness permitted by Section 5.3(e) arising under such Capitalized Lease Obligation and (B) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Company or its Subsidiaries;

                    (j) Liens placed upon equipment, machinery, software, improvements or any other similar property, used in the ordinary course of business of the Company or any of its Subsidiaries at the time of the acquisition thereof by the Company or any of its Subsidiaries or within ninety
(90) days thereafter to secure Indebtedness permitted by Section 5.3(d) above; provided, that the Liens encumbering the equipment, machinery software, improvements or any other similar property so acquired do not encumber any other asset of the Company or its Subsidiaries;

                    (k) set-off rights of depository institutions; and

                    (l) Liens created by the Security Agreement (collectively with clauses (a) through (k) hereof, the "Permitted Liens").


               5.5 Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) the Company or any of its Subsidiaries may, with the prior written consent of the Holders, merge with or into any other Person; (ii) any wholly-owned Subsidiary of the Company (other than the Guarantor) may merge with or into the Company or any other wholly-owned Subsidiary of the Company; (iii) any Subsidiary (other than the Guarantor, and except as otherwise prohibited by this Note) may sell, transfer, lease or otherwise dispose of its assets to the Company or to another wholly-owned Subsidiary of the Company; and (iv) any Subsidiary may liquidate or dissolve if the board of directors of the Company determine in good faith that such liquidation or dissolution is in its best interests and is not disadvantageous to the Holders.

               5.6 Restricted Payments. The Company will not, and the Company will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) any Subsidiary may make a Restricted Payment to the Company or any of its wholly-owned Subsidiaries, and (ii) the Company or any of its Subsidiaries may make any Restricted Payment required by the terms of the Note Purchase Agreement and the other documents executed in connection therewith.

               5.7 Transactions with Affiliates. The Company will not, and the Company will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's length basis from unrelated third parties, (b) transactions exclusively between the Company and the Guarantor and (c) transactions under the agreements listed on Schedule 3.17 to the Note Purchase Agreement.

               5.8 Investments. The Company will not, and the Company will not permit any Domestic Subsidiary (as hereinafter defined) to, make an Investment in any Person, except for Permitted Investments.

               5.9 Nature of Business. The Company will not, and the Company will not permit any Subsidiary to, engage in any business other than that conducted on the date hereof and any businesses reasonably related thereto.

               5.10 Property of Existing Domestic Subsidiaries. The Company will not permit, or suffer to allow, any Subsidiary that is incorporated or otherwise organized under the laws of the United States of America or any state thereof (a "Domestic Subsidiary"), excluding the Guarantor, to (i) own, hold, lease, license, purchase or otherwise acquire any personal or real property (excluding any material intellectual property) in excess of $50,000 for all property held by such Subsidiary, or $250,000 in the aggregate for all property held by all Domestic Subsidiaries (ii) maintain any deposit account in its name, (iii) own or otherwise hold any rights to any material intellectual property or (iv) otherwise conduct any business or maintain operations.

               5.11 Formation of Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, form, acquire or permit the existence of any new domestic Subsidiary, without causing such domestic Subsidiary to execute and deliver to the Holders a secured guaranty of the Notes and related security document, in form and substance satisfactory to the Holders.

               5.12 Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP consistently applied.

               5.13 Inspection. The Company shall, and shall cause each of its Subsidiaries to, permit representatives of the Holders to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon notice to the Company.

               5.14 Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other property rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Condition of the Company or on the prospects of repayment of the Notes.

               5.15 Maintenance of Properties. The Company shall, and shall cause each Subsidiary to, maintain, preserve and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall by fully preserved and maintained, except in each case to the extent that, in the reasonable business judgment of such Person, any such property or equipment is no longer necessary for the proper conduct of the business of such Person.

          6. The occurrence of any one or more of the following events shall constitute an "Event of Default":

               6.1 Failure To Pay. (i) The failure of the Company to pay any principal due under any of the Notes when due and payable (whether by acceleration, declaration, extension or otherwise), or (ii) the failure of the Company to pay any other amounts due under any of the Notes when due and payable if such failure is not cured within five (5) days of Company's receipt of notice thereof from any of the Holders.

               6.2 Financial Covenants. The failure of Company or any of its Subsidiaries to perform, observe or comply with any of the Financial Covenants set forth on Schedule 8.5 to the Note Purchase Agreement, and incorporated by reference in this Note in Section 5.2.

               6.3 Other Covenants and Agreements. The failure of Company or any of its Subsidiaries to perform, observe or comply with any of the covenants of this Note, the Security Agreement or any of the other Loan Documents (other than the Financial Covenants set forth on Schedule 8.5 to the Note Purchase Agreement, and incorporated by reference in this Note in Section 5.2), if such failure is not cured within sixty (60) days.

               6.4 Representations and Warranties. If any representation or warranty made by the Company or any of its Subsidiaries in the Loan Documents is not true and correct in all material respects on the Initial Closing Date.

               6.5 Default on Other Obligations. The occurrence of any condition or default under any other indebtedness for borrowed money of the Company or any of its Subsidiaries with a principal amount of at least five hundred thousand dollars ($500,000) that results in the acceleration of such indebtedness which is not cured within sixty (60) days.

               6.6 Involuntary Bankruptcy. There shall be filed against the Company or any of its Subsidiaries an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or similar laws ordering: (a) the liquidation of the Company or any of its Subsidiaries or (b) a reorganization of the Company or any of its Subsidiaries or the business and affairs of the Company or any of its Subsidiaries or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for the Company or any of its Subsidiaries of the property of the Company or any of its Subsidiaries.

               6.7 Voluntary Bankruptcy. The commencement by the Company or any of its Subsidiaries of a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws or the consent by the Company or any of its Subsidiaries to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for the Company or any of its Subsidiaries of any of the property of the Company or any of its Subsidiaries or the making by the Company or any of its Subsidiaries of an assignment for the benefit of creditors, or the failure by Company or any of its Subsidiaries generally to pay its debts as the debts become due.

               6.8 Judgments, Awards. Any judgment or order for the payment of money is rendered against the Company or any of its Subsidiaries in an amount in excess of five hundred thousand dollars ($500,000) individually or in the aggregate and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order and not stayed, or (ii) there is any period of sixty
(60) consecutive days during which such judgment has not been paid in full or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

               6.9 Attachment by Lenders. Any assets of the Company or any of its Subsidiaries shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by any Holder, in good faith but in its sole discretion, that the same could have a material adverse effect on the prospect for the Holders to fully and punctually realize the full benefits conferred on the Holders by the Loan Documents.

               6.10 Adverse Change in Financial Condition. Any event having a material adverse effect on the business, operations, assets, properties or condition of the Company and its Subsidiaries taken as a whole shall have occurred and be continuing or a material adverse effect on the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Holders hereunder or thereunder.

          7. Remedies. Upon and after the occurrence of an Event of Default, the Holder shall be entitled to the exercise the rights and remedies set forth in the Security Agreement, the other Loan Documents and under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

          8. Prepayment. The Company may not prepay this Note prior to the Maturity Date without the prior written consent of the Holders.

          9. Seniority.

                    (a) Except as set forth in the Subordination Agreement, the Notes will rank senior in right of payment to all other indebtedness of the Company, other than the GA Notes and the January 2004 Notes, with respect to which the Notes will be pari passu in right of payment in accordance with the Intercreditor Agreement.

                    (b) Notwithstanding anything to the contrary contained in the Notes, this Note and the other Notes, and the terms and the conditions hereof and thereof, are subject to the Intercreditor Agreement.

          10. Assignment. Subject to the restrictions on transfer described in
Section 12 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not be permitted to assign this Note without the prior written consent of the Holders.

          11. Waiver of Notice. The Company hereby waives notice, presentment, demand, protest and notice of dishonor.

          12. Transfer of This Note. With respect to any offer, sale or other disposition of this Note, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect); provided, that no opinion shall be required for any transfer to an Affiliate or if the transfer is made in compliance with the Securities Act, so long as the transferee can make the same representations and warranties at the time of transfer as set forth in Sections 4.5, 4.6, 4.7,

4.8, 4.9, 4.10 and 4.11 of the Note Purchase Agreement. Promptly upon delivering such written notice and opinion, if so required, Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Notwithstanding the foregoing, the Holder shall not be permitted to transfer this Note to any Person who is not an Affiliate until the earlier of (i) the obtaining of Stockholder Approval, (ii) the receipt of written notice from the Company that Stockholder Approval cannot be obtained, or the occurrence of an actual vote of the Company's shareholders entitled to vote (whether by written consent or at a meeting specially called for such purpose), the result of which is a decision by a majority of the Company's shareholders entitled to vote to decline to grant Stockholder Approval, (iii) six (6) months from the date hereof and (iv) the occurrence of an Event of Default. This Note is registered as to both principal and stated interest with the Company (or its agent) within the meaning of section 1.871-14(c)(1)(i) of the Income Tax Regulations. Accordingly, notwithstanding anything to the contrary in this paragraph, this Note, together with any interest thereon, may be transferred only (i) upon surrender of the Note by the transferor to the Company (or its agent) and the reissuance of the Note (or the issuance of a new Note) to the transferee, or (ii) by transfer of the right to principal and interest through a book-entry system meeting the requirements of section 1.871-14(c)(1)(i)(B) of the Income Tax Regulations that is maintained by the Company (or its agent). In the case of a Holder that is not a "United States person" within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), so long as an exception under section 871(h) or section 881(c) of the Code does not apply, the Company (or its agent) shall not withhold any U.S. federal income tax with respect to such Holder provided that the Holder timely provides the Company (or its agent) with a statement that meets the requirements of section 871(h)(5) of the Code.

          13. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

          14. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized courier service or mailed by registered or certified mail, postage prepaid, to the respective addresses of the parties as set forth on the signature pages hereto or if sent by facsimile to the respective facsimile numbers of the parties set forth on the signature pages hereto. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given and received when personally delivered or three (3) business days after deposited in the mail or one business day after sent by courier or upon confirmation of facsimile delivery in the manner set forth above.

          15. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon Holder or any other Person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

          16. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

          17. Amendments and Waivers. No amendments or waivers of any provision of this Note, and no consent by the Holder to any departure by the Company, shall in any event be effective unless the same shall be in writing, and signed by the Holders of a majority of the outstanding principal amount of all of the Notes issued by the Company pursuant to the Note Purchase Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          18. Severability. Any provision of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          19. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER HEREBY
(A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE COMPANY AND THE HOLDER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE, ANY OF THE LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO DEBTOR-CREDITOR RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE COMPANY AND THE HOLDER, AND THE COMPANY AND THE HOLDER HEREBY AGREE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE COMPANY AND THE HOLDER ARE HEREBY AUTHORIZED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE COMPANY AND THE HOLDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF

THE COMPANY AND THE HOLDER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

          20. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

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                                       18

          IN WITNESS WHEREOF, the Company has caused this Note to be issued this 9th day of March, 2004.

                                        COMPANY:

                                        CRITICAL PATH, INC.,
                                        a California corporation

                                        By: /s/ William E. McGlashan, Jr.
                                            ------------------------------------
                                            Name: William E. McGlashan, Jr.
                                            Title: Chairman, Chief Executive
                                            Officer

                                            Critical Path, Inc.
                                            350 The Embarcadero
                                            San Francisco, CA 94105-1204
                                            Telecopy: (415) 541-2300
                                            Attention: Chief Financial Officer

                                            With a copy to:

                                            Pillsbury Winthrop LLP
                                            50 Fremont Street
                                            San Francisco, CA 94105
                                            Telecopy: (415) 983-1200
                                            Attention: Gregg Vignos, Esq.

Name of Holder: ZAXIS PARTNERS, L.P.

Address:   c/o Apex Capital, LLC
           25 Orinda Way, Suite 300
           Orinda, CA 94563
           Attention: Adam Fiore, General Counsel

Telephone: (925) 253-6125

Facsimile: (925) 253-1809